EXHIBIT 19.1
T-MOBILE US, INC.
POLICY ON SECURITIES TRADING
(As Amended and Restated on June 16, 2023)

1.Purpose. This Policy on Securities Trading (this "Policy") provides guidelines with respect to transactions in the securities of T-Mobile US, Inc. and its subsidiaries ("T-Mobile" or the "Company"). The Company has adopted this Policy to promote compliance by persons subject to this Policy with applicable laws that prohibit certain persons who are aware of material nonpublic information about a company from trading in securities of that company or providing material nonpublic information to other persons who may trade on the basis of that information. In addition to the requirements of this Policy, persons subject to this Policy must comply with all requirements of securities laws and regulations that apply to trading in the securities of the Company. Any failure to comply with this Policy or applicable securities laws could subject persons to severe legal penalties as well as disciplinary action by the Company, up to and including termination.
2.Scope and Responsibility.
2.1Persons Subject to This Policy. This Policy applies to all directors, officers and employees of T-Mobile. This Policy also applies to Family Members and Controlled Entities (each as defined below) and contractors and consultants who have access to material nonpublic information concerning the Company.
2.2Transactions Subject to This Policy. This Policy applies to transactions in T-Mobile securities, including the Company's common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, bonds, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to T-Mobile securities.
2.3Individual Responsibility. Each individual subject to this Policy is responsible for making sure that such individual complies with this Policy and that any of their Family Members or Controlled Entities whose transactions are subject to this Policy also comply with this Policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual. Any action or guidance on the part of the Company, a Securities Compliance Officer (as defined below), or any other employee or director (pursuant to this Policy or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Compliance with this Policy is not a substitute for your compliance with applicable securities laws and regulations. Appropriate judgment should be exercised in connection with all securities trading.

3.Trading Regulations.
3.1What is "Material" Information? Information is material, whether positive or negative, if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material, including information that a material event is likely to happen in the future. While it is not possible to list all types of material information, common examples of potentially material information include:
•Earnings forecasts or unpublished financial or operating results
•Proposed stock buybacks, dividends, changes to dividend policies, stock splits or new equity/debt offerings
•News of possible or planned mergers, acquisitions, tender offers, joint ventures or purchases or sales of significant assets
•Major new products or product developments, or developments regarding strategic transactions
•Important business developments, such as new major contracts or the loss thereof
•A change in senior management or the departure of a director
•Significant bank borrowings or other financing transactions out of the ordinary course
•Status changes or material developments in significant litigation or regulatory proceedings or enforcement actions
•Cybersecurity or data security incidents
•Upcoming media reports or articles that contain material nonpublic information about the Company
Please note that a matter or event may be considered “material” for the purposes of this Policy even if the event does not trigger a Form 8-K filing with the Securities and Exchange Commission. Questions about whether information or knowledge constitutes material information should be directed to the General Counsel or another Securities Compliance Officer. A good rule of thumb: When in doubt, do not trade.
3.2What Is "Nonpublic" Information? Information is nonpublic if it is not generally known or available to the public. Information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or a filing with the Securities and Exchange Commission) and the investing public has had time to absorb the information fully. For purposes of securities trading, information is generally considered nonpublic until the end of the first full trading day after the information is released.

3.3Prohibited Transactions. If you are aware of material nonpublic information, you are subject to the following obligations and may not assist another to engage in the following:
You may not purchase or sell any of the securities of T-Mobile or any other company about which you are aware of material nonpublic information (including but not limited to Deutsche Telekom AG and its other affiliates and companies with which T-Mobile has a commercial or other business relationship), either for your own account or a third-party account, regardless of whether the material nonpublic information would be the basis of the trade.
3.3.1This restriction does not apply to the vesting of restricted stock units, performance stock units, stock options or other awards granted under T-Mobile's equity incentive plans and arrangements, the exercise of such stock options, or the exercise of a tax withholding right pursuant to which you elect to have T-Mobile shares withheld to satisfy tax withholding requirements resulting from the vesting of restricted stock units, performance stock units or other awards or from the exercise of stock options. However, you may not sell any T-Mobile shares acquired upon vesting of restricted stock units, performance stock units or other awards or upon the exercise of stock options (including a sale as part of a broker-assisted cashless exercise of an option) except in compliance with this Policy. This Policy does not apply to your election to participate in any T-Mobile employee purchase plan for any enrollment period (or any subsequent change to your election), or any purchases of T-Mobile securities in the plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan, but it does apply to your sales of T-Mobile securities purchased pursuant to the plan. Except to the extent provided herein, bona fide gifts of securities are not transactions subject to this Policy, unless when making the gift the donor was aware of material nonpublic information about the security or issuer and knew or was reckless in not knowing that the donee would sell the securities prior to the disclosure of such information.  A gift by any person in the Pre-Clearance Group (as defined below) is subject to the pre-clearance requirements of Section 3.7.  Any person who is listed on the attached Schedule 1 may make a bona fide gift during a blackout period described in Section 3.6 only if the person making the gift has confirmed that the recipient will not sell the securities until after such blackout period has expired. Transactions in mutual funds that are invested in T-Mobile securities are not transactions subject to this Policy. Additionally, transactions in exchange-traded funds (“ETFs”) are also not subject to this policy, provided that (1) the ETF must hold a broad range of securities, (2) the Company’s stock must comprise less than 5% of the total stock (either by value or by number of shares) held in the ETF, and (3) the purchase, sale, hedging or other transactions of ETF shares based on material nonpublic information about the Company or its securities is a violation of this Policy.
3.3.2You may not give or provide material nonpublic information to anyone, other than for legitimate corporate purposes.
3.3.3Likewise, you are not permitted to recommend to another person (“tip”) the purchase, sale or holding of securities on the basis of material nonpublic information, or to induce another person to do so in any other way.

3.3.4If you are aware of material nonpublic information when your employment or other relationship with T-Mobile terminates, you will continue to be subject to the restrictions in this Section 3.3 until that information has become public or is no longer material.
3.4Transactions by Family Members and Others. This Policy applies to your family members who reside with you or who are your dependents (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in T-Mobile securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in T-Mobile securities (collectively referred to as "Family Members"). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in T-Mobile securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.
3.5Transactions by Entities that You Influence or Control. This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as "Controlled Entities"), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.
3.6Blackout Periods. In order to avoid even an unintentional violation - or the mere appearance of a violation - of the securities trading laws, the following limitations on trading in T-Mobile securities also apply:
3.6.1Quarterly Blackout Periods. If your position in the Company is listed on the attached Schedule 1, then neither you nor your Family Members or Controlled Entities may purchase or sell T-Mobile securities during the period beginning on the fifteenth (15th) day of the last calendar month of each fiscal quarter of the Company and ending after the end of the first full business day following the release of the Company's earnings for that quarter.
3.6.2Interim Earnings Guidance Blackout Periods. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, Securities and Exchange Commission filing of a Current Report on Form 8-K, or other means designed to achieve widespread dissemination of the information. Individuals listed on Schedule 1 and additional persons notified by the Company (as well as their Family Members and Controlled Entities) may not purchase or sell T-Mobile securities while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.
3.6.3Event-Specific Blackout Periods. From time to time, an event may occur or potential event may arise that is material to the Company and is known by a limited number of directors, executives, and other employees. So long as the event or potential event remains material and nonpublic, the persons who are aware of the event or potential event, and others that a Securities Compliance Officer (as defined below) may designate, as well as their Family Members and Controlled Entities, may not purchase or sell T-Mobile securities. When such event-specific blackout periods occur, those subject to it will be notified by the Company. The existence of an event specific blackout period will not otherwise be announced, and those subject to it or otherwise aware of it should not disclose it to others. Any failure of the Company to designate a person as being subject to an event specific blackout period or to notify a person of such designation will not relieve that person of the obligation not to purchase or sell while aware of material nonpublic information.
3.7Pre-Clearance. Persons in the "Pre-Clearance Group" may not engage in any transaction involving T-Mobile securities (including a stock plan transaction such as an option exercise, or a gift, loan, contribution to a trust or any other transfer) without first obtaining pre-clearance of the transaction from a designated "Securities Compliance Officer" (as defined below). The Pre-Clearance Group consists of (a) members of the Board of Directors of T-Mobile; (b) persons designated as "executive officers"; (c) members of the Company’s Senior Leadership Team; (d) persons designated in writing by the General Counsel from time to time as members of the Pre-Clearance Group who, by virtue of their position, are likely to have access to material nonpublic information about T-Mobile; and (e) such persons’ Family Members and Controlled Entities. The designated Securities Compliance Officers are the Company's General Counsel, the senior securities attorney at the Vice President level or above, or other individuals designated by the General Counsel. The General Counsel has the sole discretion to decide whether to clear transactions by the other Securities Compliance Officers or the Chief Executive Officer or other persons or entities subject to this Policy as a result of their relationship with them. In the event the General Counsel desires to obtain pre-clearance of a transaction, the Chief Financial Officer or his or her designee will serve as the Securities Compliance Officer for that pre-clearance. The Chief Financial Officer has the sole discretion to decide whether to clear transactions by the General Counsel or any other person or entity that is subject to this Policy as a result of his, her or its relationship with the General Counsel. A request for pre-clearance should be submitted to a Securities Compliance Officer at least two business days in advance of the proposed transaction and should be submitted on the Company’s Preclearance Request Form, providing information on the identity of the person requesting pre-clearance, the type of proposed transaction, the proposed date of the transaction and the number of shares or other securities to be involved. Clearance of a transaction is valid only for a five business-day period. If the transaction order is not placed within that five business-day period, clearance of the transaction must be requested again. Any person who has requested pre-clearance may not disclose the approval or denial of the request to any other person.
None of the Company, the Securities Compliance Officers, or any other Company personnel will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance submitted pursuant to this Section 3.7. Notwithstanding any pre-clearance of a transaction pursuant to this Section 3.7, none of the Company, the Securities Compliance Officers, or any other Company personnel assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction.

3.8Additional Guidance. The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in speculative transactions in T-Mobile securities or in other transactions in T-Mobile securities that may lead to inadvertent violations of the insider trading laws. Accordingly, you may not engage in any of the following transactions involving T-Mobile securities:
3.8.1Short Sales. Short sales of T-Mobile securities evidence an expectation on the part of the seller that the securities will decline in value and may signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller's incentive to improve the Company's performance. For these reasons, short sales of T-Mobile securities are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.
3.8.2Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of T-Mobile securities and therefore creates the appearance that you are trading based on material nonpublic information. Transactions in options may also focus your attention on short-term performance at the expense of the Company's long-term objectives. Accordingly, transactions involving T-Mobile securities in puts, calls and other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.
3.8.3Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. You are prohibited from holding T-Mobile securities in a margin account or pledging T-Mobile securities as collateral for a loan because a margin or foreclosure sale may occur at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in T-Mobile securities by this Policy.
3.8.4Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars, prepaid variable forward sale contracts, equity swaps and exchange funds, allow an individual to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the individual to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as the Company's other stockholders. Therefore, you are prohibited from engaging in such transactions with T-Mobile securities.
3.8.5Frequent Trading. Speculation in T-Mobile securities raises the appearance that trading may be motivated by material nonpublic information. Consequently, frequent trading in and out of T-Mobile securities is strongly discouraged.
4.Rule 10b5-1 Trading Plans. Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in T-Mobile securities that meets certain conditions specified in Rule 10b5-1 (a "Rule 10b5-1 Plan"). If the plan meets the requirements of Rule 10b5-1, T-Mobile securities may be purchased or sold under the plan without regard to certain insider trading restrictions. To comply with this Policy, a Rule 10b5-1 Plan must be pre-cleared by a Securities Compliance Officer and meet the requirements of Rule 10b5-1 and the Company's "Guidelines for Rule 10b5-1 Plans," which may be obtained from a Securities Compliance Officer. In general, a Rule 10b5-1 Plan must be entered into or modified outside of a blackout period and at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.
Any Rule 10b5-1 Plan, modification and/or termination of a plan must be submitted for pre-clearance at least five business days prior to the entry into the Rule 10b5-1 Plan or modification or termination of a plan. No further pre-clearance of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.
5.Further Guidance. Your compliance with this Policy is of the utmost importance both for you and for the Company. If you have any questions about this Policy or its application to any proposed transaction, you may obtain additional guidance from the General Counsel or another Securities Compliance Officer. Actions taken by the Company, the Securities Compliance Officers, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or applicable laws and regulations relating to trading in securities.
6.Interpretation and Implementation of This Policy. The Company’s General Counsel shall have the authority to interpret or update this Policy and all related policies and procedures. In particular, such interpretations or updates of the Policy as authorized by the Company’s General Counsel may include departures from the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws. Notwithstanding the foregoing, decisions on interpretations or updates regarding any individuals in the Pre-Clearance Group shall be made by the Company’s Audit Committee rather than the General Counsel.
Additional Resources

Code of Business Conduct
Guidelines for Rule 10b5-1 Plans

Schedule 1

•All members of the Company's Board of Directors
•All members of the Pre-Clearance Group, including all “executive officers”
•Any other Chief Officer position reporting to the Chief Executive Officer
•All Senior Vice President level positions or above
•Any Board-appointed officer of T-Mobile US, Inc.
•All members of the Disclosure Committee
•All employees within the Company's Investor Relations Department
•Designated members of the Finance Department who are directly involved in preparing the Company's financial statements
•Any other employee that the General Counsel may designate for purposes of this Policy